Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Coinstar, Inc:
     We consent to the use of our reports dated February 23rd, 2009, with respect to the consolidated balance sheets of Coinstar, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Seattle, Washington
February 23, 2009